Exhibit 23.1.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 11, 2004, except for Note 16 and 17, for which the date is July 28, 2004, relating to the consolidated financial statements of Integris Metals, Inc. and Subsidiary, which is included such Registration Statement. We also consent to the inclusion in the Registration Statement on Form S-1 of our report dated July 28, 2004 relating to the financial statement schedules of Integris Metals, Inc. and Subsidiary, which are also included in such Registration Statement. We also consent to the references to us under the headings “Experts” in such Registration Statement.

/S/    PRICEWATERHOUSECOOPERS LLP

Minneapolis, Minnesota

September 24, 2004